Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4E – Preliminary Final Report (Unaudited)

Year Ended 30 June 2016

Explanatory Note

Preliminary Nature of Results

The financial information contained in this Appendix 4E (the “Unaudited Financial Information”) of Unilife Corporation (the “Company”) is presented on a preliminary, unaudited basis. Audited financial information for the year ended June 30, 2016 will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Annual Report”), when filed with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange (“ASX”). Certain information with respect to the matters described below, which will be included in the Company’s audited financial information for the year ended June 30, 2016, may also be reflected in the Company’s unaudited financial information for the nine months ended March 31, 2016, which will be included in the Company’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2016, when filed with the SEC and ASX.

For the reasons described below, the Company’s audited financial information ultimately filed with the SEC and ASX in the 2016 Annual Report are expected to vary in material respects from the Unaudited Financial Information. Accordingly, investors are urged not to place undue reliance on the Unaudited Financial Information in making an investment decision about the Company’s securities or otherwise. The information contained in this Explanatory Note is an integral part of the Unaudited Financial Information.

The Company announced on May 9, 2016 an investigation into violations of the Company’s policies and procedures and possible violations of law and regulation by the Company’s former Chief Executive Officer, Alan Shortall, whose employment with the Company ceased on March 11, 2016, and its former Chairman, Jim Bosnjak, who resigned from the Company’s Board of Directors on August 24, 2015 (the “Investigation”). On July 28, 2016, the Company announced in its Current Report on Form 8-K (the “July 28 8-K”) that the Investigation was substantially complete and summarized the results of the Investigation as of such date including, without limitation, that the Investigation had not identified any material financial loss to the Company. The Investigation is ongoing and has not identified any additional financial loss to the Company other than was already identified in the July 28 8-K.

As previously disclosed by the Company, the Investigation identified certain related party and other transactions which the Company had not publicly disclosed or recorded in its relevant financial statements originally filed with the SEC and ASX. These related party transactions are not reflected in the Unaudited Financial Information but will be reflected in the audited financial information ultimately filed with the SEC in the 2016 Annual Report. Further, the Company is continuing to evaluate the potential impact of the findings of the Investigation, including on the Company’s financial reporting, internal controls over financial reporting, disclosure controls and procedures, previously-issued financial statements, current interim financial information and management’s certifications.

As a result of the Investigation, management has also determined that there were material weaknesses in the Company’s internal controls over financial reporting and disclosure controls and procedures (collectively, the “Material Weaknesses”). Management continues to evaluate the nature, extent and impact of the Material Weaknesses and, in the meantime, has commenced a remediation process with the assistance of a third party internal audit provider.

As previously announced in a strategic update set forth in the Company’s press release filed with the SEC on July 28, 2016 and with ASX on July 29, 2016, the Company is now primarily focused on the wearable injector business. As part of the change of primary focus, the Company is now evaluating goodwill and other long-lived assets for impairment. This evaluation is likely to result in a material charge which is not reflected in Unaudited Financial Information, but would be reflected in the audited financial information ultimately filed with the SEC and ASX in the 2016 Annual Report. Any such charge would be expected to be substantially non-cash in nature.

The amount of revenue set forth in the Unaudited Financial Information for the year ended June 30, 2016 may change based on management’s on-going review of deferred revenue, which may result in an adjustment to the Unaudited Financial Information. Any such change would be reflected in the audited financial information ultimately filed with the SEC and ASX in the 2016 Annual Report.

In addition to the adjustments described above, the Company may be required to make further adjustments to the Unaudited Financial Information, which would be reflected in the audited financial information ultimately filed with the SEC and ASX in the 2016 Annual Report. Any such adjustments may be material.

Additional Filings

As a result of the foregoing, the Company expects to amend the following:

•	The Form 10-K for the fiscal year ended June 30, 2015 to:

•	amend the fiscal 2015 consolidated financial statements to correct the immaterial errors identified as a result of the Investigation, specifically to record the related party restricted cash balance of $2.3 million and same amount as due to a related party on the balance sheet and operating section of the Company’s statement of cash flows and to expand the related party disclosures related to the matters identified as a result of the Investigation; and

•	amend management’s assessment of internal controls in Item 9A to state that internal controls over financial reporting were not effective as of June 30, 2015, disclose the material weaknesses in internal controls over financial reporting, and discuss the Company’s remediation plan.

•	The Forms 10-Q for the fiscal quarters ended September 30, 2015 and December 31, 2015 to:

•	amend the statements of cash flows to reflect the repayment of the amount due to a related party and the corresponding reduction of restricted cash in the operating section of the statement of cash flows and to expand the related party disclosures related to the matters identified as a result of the Investigation.

•	disclose the material weaknesses in internal controls over financial reporting and discuss the Company’s remediation plan.

In connection with the filing of such amendments, the Company will also file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, the filing of which has been delayed as a result of the Investigation. The Company will also update its disclosures in connection with findings of the Investigation in all of the above referenced filings with the SEC and the ASX. The Company expects to file these amended filings and the Company’s Form 10-Q for the fiscal quarter ended March 31, 2016 with the SEC and ASX when it files its Form 10-K for fiscal year 2016. Conforming amendments will also be made to the applicable Appendix 4Cs filed with ASX and such amendments will be filed with ASX concurrently with the amendments noted above.

Update on the Company’s Cash Position

As of June 30, 2016, the Company’s unaudited cash balance was approximately $21.1 million, including $2.4 million of restricted cash. Under the Company’s debt facilities, the Company is required to have a cash and restricted cash balance of $5.1 million at September 30, 2016. The Company believes its cash will provide the Company with sufficient liquidity to meet such minimum cash balance requirement and fund the Company’s operations through September 30, 2016. The Company expects that its ability to raise capital will be limited and there can be no assurance that financing will be available when needed. The Company will not be able obtain financing through offerings of its securities registered under the Securities Act of 1933, as amended, for the foreseeable future, including under the Controlled Equity Offering Sales Agreement between the Company and Cantor Fitzgerald & Co. or the equity purchase agreement between the Company and Lincoln Park Capital Fund, LLC. If the Company is unable to obtain additional financing on acceptable terms and when needed, the Company may default under one or more of its debt obligations. A breach of any of the covenants related to the Company’s debt instruments could result in a higher rate of interest to be paid or the lenders could elect to declare all amounts outstanding under the applicable agreements to be immediately due and payable. If the lenders were to make such a demand for repayment, the Company would be unable to pay the obligations as it does not have existing facilities or sufficient cash on hand to satisfy these obligations. These factors continue to raise substantial doubt about the Company’s ability to continue as a going concern.

As previously disclosed by the Company, the Company has been implementing cost reduction measures as it focuses operations on the programs of key strategic customers. As part of these cost reduction measures, the Company’s workforce has been reduced to approximately 140 employees as of July 28, 2016, a reduction of more than 40% since January 2016 and a reduction of approximately 50% since July 1, 2015. While a portion of this reduction is due to the Company’s determination not to backfill certain open positions, the Company also recently reduced its headcount by 25 employees during June and July, 2016. The Company expects to record a charge from severance and related costs from this cost reduction initiative of approximately $0.3 million in the aggregate. The Company does not believe that these cost reduction initiatives will negatively impact its ability to serve its customers.

In addition, as previously disclosed by the Company, the Company, on June 20, 2016, also subleased a portion (the “Subleased Portion”) of its King of Prussia, Pennsylvania, facility (the “Facility”) to a third party. During the term of the sublease, which will commence on October 1, 2016 and end on March 31, 2019, the Company will receive an aggregate of approximately $1.3 million in rent with respect to the Subleased Portion. During the same time period, the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $1.9 million in rent with respect to the Subleased Portion.

Assuming the sublessor exercises its renewal option, the Company will receive approximately an additional $1.9 million over the renewal term of April 1, 2019 through June 30, 2022 and the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $2.5 million over the same time period. The Company ceased using the Subleased Portion as of July 20, 2016. The Company will record a non-cash charge, the amount of which the Company has not yet determined as of the date of this report, which amount will be based on the discounted fair value of the difference between the amounts received from the sublessor and the amounts paid to the landlord.

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market – (Preliminary and Unaudited)

			Year Ended 30 June 2016	Year Ended 30 June 2015
			(US$, in thousands)
Revenues from ordinary activities	Down	25% to	9,841	13,158
Loss from ordinary activities after tax attributable to members	Down	13% to	(79,451)	(90,849)
Net loss for the period attributable to members	Down	13% to	(79,451)	(90,849)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend	N/A	N/A

Results of Operations – (Preliminary and Unaudited)

Revenues decreased from $13.2 million during the year ended 30 June 2015 to $9.8 million during the year ended 30 June 2016 due to less revenue recognized related to development activities for various customers primarily due to the timing of when milestones are achieved. The amounts for the year ended 30 June 2016 are preliminary and still subject to audit. The amount of revenues may change based on management’s on-going review of deferred revenue and the completion of the audit.

Net loss decreased from $90.8 million during the year ended 30 June 2015 to $79.5 million during the year ended 30 June 2016. The decrease in the net loss was primarily attributable to lower research and development expenses, a gain in the change in fair value of financial instruments and a gain on extinguishment of debt, partially offset by an increase in selling, general and administrative expenses. The amounts for the year ended 30 June 2016 are preliminary and still subject to audit and are likely to change based on management’s on-going review of operating results and the completion of the audit.

Consolidated Statements of Financial Performance

(Unaudited preliminary results, amounts are subject to change)

(US$, in thousands, except per share data)

On May 13, 2016, pursuant to prior stockholder authorization, the Company effected a reverse stock split of the Company’s Common Stock, pursuant to which every ten (10) shares of Common Stock outstanding before the reverse stock split were converted into one (1) share of Common Stock after the reverse stock split. All share and per share amounts, and exercise and conversion prices for all periods presented herein have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the first period presented.

	Year Ended 30 June
	2016	2015
Revenue	$9,841	$13,158
Operating expenses:
Research and development	43,202	52,487
Selling, general and administrative	42,865	36,176
Depreciation and amortization	6,167	4,923

Total operating expenses	92,234	93,586

Operating loss	(82,393)	(80,428)
Interest expense	9,760	6,368
Change in fair value of financial instruments	(9,580)	4,279
Gain on extinguishment of debt	(2,881)	—
Other expense (income), net	(241)	(226)

Net loss	$(79,451)	$(90,849)

Loss per share:
Basic and diluted loss per share	$(5.56)	$(8.10)

Consolidated Statements of Financial Position

(Unaudited preliminary results, amounts are subject to change)

(US$, in thousands, except share data)

	30 June
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$18,702	$12,303
Restricted cash	2,400	2,400
Accounts receivable	773	1,530
Inventories	89	151
Prepaid expenses and other current assets	1,645	656

Total current assets	23,609	17,040
Property, plant and equipment, net	82,105	66,148
Goodwill	9,423	9,685
Other assets	737	1,256

Total assets	$115,874	$94,129

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$2,662	$4,042
Accrued expenses	14,378	5,074
Current portion of long-term debt	669	775
Deferred revenue	2,070	4,942

Total current liabilities	19,779	14,833
Long-term debt, less current portion	104,928	79,660
Warrant liability	3,351	—
Derivative liability	667	—
Deferred revenue	52,550	17,550

Total liabilities	181,275	112,043

Commitments and Contingencies
Stockholders’ Deficit:
Redeemable convertible preferred stock, Series A – subject to redemption, $0.01 par value, 790 shares authorized, 790 and 0 shares issued, and 0 and 0 shares outstanding as of 30 June 2016 and 30 June 2015, respectively	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2016; none issued or outstanding as of 30 June 2016 and 2015	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized as of 30 June 2016; 17,488,032 and 13,197,616 shares issued, and 17,411,651 and 13,194,749 shares outstanding as of 30 June 2016 and 2015, respectively	175	132
Additional paid-in-capital	398,862	366,005
Accumulated deficit	(464,031)	(384,580)
Accumulated other comprehensive income	380	669
Treasury stock at cost, 76,381 and 2,867 shares as of 30 June 2016 and 2015, respectively	(787)	(140)

Total stockholders’ deficit	(65,401)	(17,914)

Total liabilities and stockholders’ deficit	$115,874	$94,129

Consolidated Statements of Stockholders’ Deficit

(Unaudited preliminary results, amounts are subject to change)

(US$, in thousands except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total
	Shares	Amount
Balance as of 1 July 2014	10,361,728	$104	$297,101	$(293,731)	$2,797	$(140)	$6,131
Net loss	—	—	—	(90,849)	—	—	(90,849)
Foreign currency translation	—	—	—	—	(2,128)	—	(2,128)
Share-based compensation expense	989,008	10	11,765	—	—	—	11,775
Issuance of common stock from public offerings, net of issuance costs	1,845,880	18	57,116	—	—	—	57,134
Issuance of common stock upon exercise of stock options	1,000	—	23	—	—	—	23

Balance as of 30 June 2015	13,197,616	132	366,005	(384,580)	669	(140)	(17,914)
Net loss	—	—	—	(79,451)	—	—	(79,451)
Foreign currency translation	—	—	—	—	(289)	—	(289)
Conversion of redeemable convertible preferred stock	2,784,693	28	11,623	—	—	—	11,651
Remeasurement of redeemable convertible preferred stock	—	—	(1,047)	—	—	—	(1,047)
Share-based compensation expense	912,615	9	13,880	—	—	—	13,889
Shares forfeited in lieu of payroll taxes	(111,368)	(1)	(979)	—	—	(647)	(1,627)
Issuance of common stock from public offerings, net of issuance costs	704,476	7	9,380	—	—	—	9,387

Balance as of 30 June 2016	17,488,032	$175	$398,862	$(464,031)	$380	$(787)	$(65,401)

Consolidated Statements of Cash Flow

(Unaudited preliminary results, amounts are subject to change)

(US$, in thousands)

	Year Ended 30 June
	2016	2015
Cash flows related to operating activities
Receipts from customers	$42,726	$22,678
Payments for:
staff costs	(27,499)	(28,679)
advertising and marketing	(202)	(206)
research and development	(16,410)	(25,402)
leased assets	(1,301)	(948)
other working capital	(20,057)	(17,210)
Interest and other items of a similar nature received	(59)	55
Interest and other costs of finance paid	(4,229)	(6,353)

Net operating cash flows	(27,031)	(56,065)
Cash flows related to investing activities
Payment for acquisition of physical non-current assets	(18,900)	(16,243)

Net investing cash flows	(18,900)	(16,243)
Cash flows related to financing activities
Proceeds from the issuance of shares, options, etc	16,559	57,157
Proceeds from borrowings	40,600	20,000
Repayment of borrowings	(2,465)	(952)
Dividends paid	(280)	—
Other – Restricted shares forfeited in lieu of payroll taxes and payment of financing costs	(2,060)	(52)

Net financing cash flows	52,354	76,153

Net increase in cash held	6,423	3,845
Cash at beginning of year	12,303	8,438
Exchange rate adjustments	(24)	20

Cash at end of year	$18,702	$12,303

Notes to the Consolidated Financial Statements

(Unaudited preliminary results, amounts are subject to change)

1.	Basis of the Preparation of the Preliminary Final Report

The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E. The financial statements included in this “Appendix 4E – Preliminary Final Report” are unaudited and may be subject to material change

In addition to continuing to work through the Investigation, the Company is also evaluating certain assets for impairment, considering matters related to the potential recognition of certain revenue, and continuing to work through the audit of the Company’s financial statements or the fiscal year ended June 30, 2016, among other matters. Therefore, all financial results and information set forth herein are preliminary, remain subject to audit and may be subject to material change.

The financial information contained in the preliminary final report has not been prepared in accordance with U.S. generally accepted accounting principles or the rules and regulations of the SEC and is presented on a preliminary, unaudited basis.

References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

On May 13, 2016, pursuant to prior stockholder authorization, the Company effected a reverse stock split of the Company’s Common Stock, pursuant to which every ten (10) shares of Common Stock outstanding before the reverse stock split were converted into one (1) share of Common Stock after the reverse stock split. All share and per share amounts, and exercise and conversion prices for all periods presented herein have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the first period presented.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2016 be paid. As such, there is no applicable record date.

3.	Liquidity

As of June 30, 2016, the Company’s unaudited cash balance was approximately $21.1 million, including $2.4 million of restricted cash. Under the Company’s debt facilities, the Company is required to have a cash and restricted cash balance of $5.1 million at September 30, 2016. The Company believes its cash will provide the Company with sufficient liquidity to meet such minimum cash balance requirement and fund the Company’s operations through September 30, 2016. We expect the Company’s ability to raise capital will be limited and there can be no assurance that financing will be available when needed. The Company will not be able obtain financing through registered offerings of its securities for the foreseeable future, including under the Controlled Equity Offering Sales Agreement between the Company and Cantor Fitzgerald & Co. or the equity purchase agreement between the Company and Lincoln Park Capital Fund, LLC. If we are unable to obtain additional financing on acceptable terms and when needed, we may default under one or more of our debt obligations. A breach of any of the covenants related to our debt instruments could result in a higher rate of interest to be paid or the lenders could elect to declare all amounts outstanding under the applicable agreements to be immediately due and payable. If the lenders were to make such a demand for repayment, we would be unable to pay the obligations as we do not have existing facilities or sufficient cash on hand to satisfy these obligations. These factors continue to raise substantial doubt about our ability to continue as a going concern

The Company has been implementing cost reduction measures as it focuses operations on the programs of key strategic customers. As part of these cost reduction measures, the Company’s workforce has been reduced to approximately 140 employees as of July 28, 2016, a reduction of more than 40% since January 2016 and a reduction of approximately 50% since July 1, 2015. While a portion of this reduction is due to the Company’s determination not to backfill certain open positions, the Company also recently reduced its headcount by 25 employees during June and July, 2016. The Company expects to record a charge from severance and related costs from this cost reduction initiative of approximately $0.3 million in the aggregate. The Company does not believe that these cost reduction initiatives will negatively impact its ability to serve its customers.

In addition, the Company, on June 20, 2016, also subleased a portion (the “Subleased Portion”) of its King of Prussia, Pennsylvania facility (the “Facility”). During the term of the sublease, which will commence on October 1, 2016 and end on March 31, 2019, the Company will receive an aggregate of approximately $1.3 million in rent with respect to the Subleased Portion. During the same time period, the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $1.9 million in rent with respect to the Subleased Portion. Assuming the sublessor exercises its renewal option, the Company will receive approximately an additional $1.9 million over the renewal term of April 1, 2019 through June 30, 2022 and the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $2.5 million over the same time period. The Company ceased using the Subleased Portion as of July 20, 2016. The Company will record a non-cash charge, the amount of which the Company has not yet determined as of the date of this filing, which amount will be based on the discounted fair value of the difference between the amounts received from the sublessor and the amounts paid to the landlord.

Notes to the Consolidated Financial Statements, Continued

(Unaudited preliminary results, amounts are subject to change)

4.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	30 June 2016	30 June 2015
	(US$, in thousands)
Building	$32,362	$32,359
Machinery and equipment	34,588	27,530
Computer software	2,986	2,910
Furniture and fixtures	1,386	1,345
Construction in progress	32,252	17,601
Land	2,036	2,036
Leasehold improvements	437	270

	106,047	84,051
Less: accumulated depreciation and amortization	(23,942)	(17,903)

Property, plant and equipment, net	$82,105	$66,148

As previously announced in a July 28, 2016 strategic update, the Company is now primarily focused on its wearable injector business. As part of that primary focus, the Company is now evaluating goodwill and other long-lived assets for impairment. This evaluation is likely to result in a material charge which is not yet reflected in the financial statements set forth herein or in the property, plant and equipment values in the above table as the Company has not completed its evaluation. Any charge would be expected to be substantially non-cash in nature.

Construction in progress as of June 30, 2016 and 2015 consisted of amounts incurred in connection with machinery and equipment and facility related cost.

5.	Long-Term Debt

Long-term debt consists of the following:

	June 30, 2016	June 30, 2015
	(US$, in thousands)
10.25% Term loan, due March 2020	$57,064	$55,518
Royalty agreement liability	5,120	9,930
6.00% Senior secured convertible note, due February 2023	29,066	—
6.00% Mortgage loan, due December 2031	12,370	12,812
5.00% Commonwealth of Pennsylvania financing authority loan, due January 2021	1,977	2,033
Other	—	142

	105,597	80,435
Less: current portion of long-term debt	669	775

Total long-term debt	$104,928	$79,660

Term Loan

On March 12, 2014, (the “Closing Date”), Unilife Medical Solutions, Inc. (the “Borrower”), a subsidiary of the Company, entered into a Credit Agreement (“Credit Agreement”) with ROS Acquisition Offshore LP (the “Lender”) as amended from time to time (the “Amended Credit Agreement”). Pursuant to and subject to the terms of the Credit Agreement, the Lender agreed to provide term loans to the Borrower in the aggregate principal amount of up to $60.0 million (the “Loan”). On October 13, 2015, the Borrower entered into an Amendment to the Credit Agreement, pursuant to which the Lender agreed to provide Borrower under the Amended Credit Agreement, up to an aggregate additional principal amount of $10.0 million, less fees and expenses.

The Loan bears interest at 9.25% per annum plus the greater of three-month LIBOR or 1.0%, payable in cash quarterly and as otherwise described in the Amended Credit Agreement. A default interest rate of 14.25% per annum plus the greater of three-month LIBOR or 1.0% shall apply during the existence of a default under the Amended Credit Agreement. The Loans are interest-only until March 12, 2020 (the “Maturity Date”).

Notes to the Consolidated Financial Statements, Continued

(Unaudited preliminary results, amounts are subject to change)

During the year ended June 30, 2016, the Borrower and the Lender entered into various amendments whereby interest payments were delayed or deferred and certain covenants were amended such that the Borrower’s liquidity covenant was modified whereby the Borrower is now required to maintain a cash balance of $3.0 million, rather than $5.0 million and the Lender agreed to, among others, (i) defer all obligations of the Borrower to pay interest to the Lender for the period from January 1, 2016 through February 22, 2018 at the rate specified in the Amended Credit Agreement, which interest will be added to the outstanding principal amount of the loan on the last day of each interest period; (ii) enable Amgen, Inc. (the “Counterparty”) to take a security interest in certain collateral in connection with the Company’s execution of a previously disclosed Securities Purchase Agreement, dated February 22, 2016, among the Company, certain of the Company’s subsidiaries and the Counterparty (the “SPA”); and (iii) remove the minimum cash receipts covenant for all future periods. The Company agreed to pay all fees and expenses incurred by the Lender in connection with the Amendments to the Credit Agreement.

Unless the loan facility is otherwise terminated earlier pursuant to the terms of the Amended Credit Agreement, the Borrower is required to repay in full the unpaid principal amount of the Loans drawn down, together with all accrued and unpaid interest thereon plus a 10.0% repayment premium on the Maturity Date.

In connection with the Credit Agreement, the Borrower entered into a royalty agreement (the “Royalty Agreement”) with Royalty Opportunities S.A.R.L. (“ROS”) which will entitle ROS to receive royalty payments. On October 13, 2015, the Borrower entered into the Second Amendment to the Royalty Agreement (the “Amended Royalty Agreement”) with ROS. Pursuant to and subject to the terms of the Amended Royalty Agreement, Borrower has agreed to pay ROS 4.52% on the first $50.0 million of net sales (on a cash receipts basis as defined in the Amended Credit Agreement) in each fiscal year, plus 1.75% of net sales in excess of $50.0 million and up to and including $100.0 million in each fiscal year, plus 0.438% of net sales in excess of $100.0 million in each fiscal year, up from 3.875%, 1.50% and 0.375%, respectively. Borrower continues to have the right to buy out the Amended Royalty Agreement at any time on or before March 12, 2018 at a reduced amount. The buy-out amount increases on March 13 of each year up to a maximum of approximately $37.2 million under the Second Amendment to the Royalty Agreement. The buy-out amount varies based on when the buy-out option is exercised and would, in each case, be reduced by amounts previously paid by Borrower to ROS pursuant to the Amended Royalty Agreement. In the event of default under the Amended Credit Agreement, OrbiMed will have a put option that will make the royalty amounts due immediately. The Amended Royalty Agreement has a term commencing on the Closing Date and ending on the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date of payment of the purchase price pursuant to the exercise of a put option by the Lender or the exercise of a buy-out option by the Borrower. As the Company has elected to value the Amended Royalty Agreement at fair value, the put option feature does not meet the criterion of ASC 815-15-25-1b and thus is not separated from the host contract and accounted for as a derivative instrument.

During the year ended June 30, 2016, the Borrower and the Lender entered into various amendments whereby certain royalty payments were delayed and ROS agreed to waive any rights to royalty payments otherwise payable as a result of a licensee fee payable to the Counterparty and the proceeds of the 6% Senior Secured Convertible Notes Due 2023 described in the SPA and to defer royalty payments payable on revenues received by the Company from the Counterparty until after the end of the first fiscal quarter in which the Company sells a commercial quantity of devices developed for the Counterparty. In connection therewith, the Company issued to ROS warrants to purchase 1,673,981 shares of Common Stock, with an exercise price of $12.50 per share, subject to adjustment for certain events, which may be exercised at any time and from time to time until February 22, 2026. In respect to the consideration provided to ROS in the form of warrants and the terms of the Amendments to the Credit Agreement and the Royalty Agreement, the Company evaluated whether the debt was modified or extinguished pursuant to ASC 470-50, Debt – Modifications and Extinguishments. The Company determined that the previous debt was extinguished and recorded the modified debt at fair value. The Company recorded a gain on debt extinguishment for the year ended June 30, 2016 for $2.9 million which consisted of the value of the warrants as of February 22, 2016 and the deferred financing costs previously associated with the term loan.

The Company determined that the Amended Credit Agreement and the Amended Royalty Agreement should be accounted for as two separate units. Accordingly, the Company allocated the proceeds from the Loans on a residual basis between the two units based on their relative fair values. The carrying value of the debt will be accreted to the face value over the loan term based on the effective interest rate. The royalty liability will be adjusted to fair value on a quarterly basis.

Senior Secured Convertible Note

On February 22, 2016, the Company issued to the Counterparty a 2016 Convertible Note. Interest under the 2016 Convertible Note accrues at a rate of 6% per year and will be paid quarterly in arrears through the addition of the amount of such interest to the then outstanding principal amount. All or part of the principal and accrued interest will be repaid through (i) discounted pricing on purchases by the Counterparty of the Company’s products, (ii) credits taken by the Counterparty against development and customization fees for devices, and (iii) credits against per-unit royalties otherwise payable to the Company for the manufacture and sale of the Company’s products.

Notes to the Consolidated Financial Statements, Continued

(Unaudited preliminary results, amounts are subject to change)

The 2016 Convertible Note is convertible at the Counterparty’s election into shares of Common Stock at any time after February 22, 2016 and prior to the Maturity Date, at a price per share that is 90% of the volume weighted average price of such shares during the twenty (20) trading days preceding the applicable conversion date (the “Discounted Sale Price”), subject to a floor price of $1.25 per share (the “Conversion Rate Floor Price”). The Conversion Rate Floor Price is subject to customary adjustments for certain capital events.

The Counterparty may cause the redemption of the 2016 Convertible Note upon any event of default by the Company. The 2016 Convertible Note also provides the Counterparty with certain rights to acquire additional shares of Common Stock or other securities or assets of the Company, as applicable, upon the occurrence of certain events. The 2016 Convertible Note is secured by the Collateral.

The Company determined that the conversion feature should be accounted for as a stock put option and would be bifurcated from the value of the 2016 Convertible Note and treated as a derivative liability. The fair value of this liability will be adjusted to fair market value on a quarterly basis.

Mortgage Loan

In October 2010, Unilife Cross Farm LLC (“Cross Farm”) entered into the Loan Agreement with Metro Bank, pursuant to which Metro Bank provided Cross Farm with two mortgage loans in the amounts of $14.25 million (“First Mortgage”) and $3.75 million (“Second Mortgage”). The proceeds received were used to finance the purchase of land and construction of the Company’s corporate headquarters and manufacturing facility in York, Pennsylvania. In connection with the credit agreement, the Company entered into the Metro Bank Amendment pursuant to which the Second Mortgage due October 2020 was repaid. Cross Farm is paying principal and interest on the First Mortgage, with interest at a fixed rate of 6.00%.

The original Metro Bank loan documents contain certain customary covenants, including the maintenance of a debt service reserve account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheets, which will remain in place until Cross Farm and Metro Bank agree on the financial covenants. In addition the Company is required to maintain a cash balance of $5.0 million inclusive of the $2.4 million reserve account. The terms of the original Metro Bank loan documents allow the Company to use the debt service reserve account to pay monthly debt service on the mortgage loans, so long as the balance in the account is at least $1.6 million and is replenished to $2.4 million every six months.

6.	Share-Based Compensation

The following is a summary of activity related to stock options held by employees and directors during the year ended 30 June 2016:

	Number of Options	Weighted Average Exercise Price (US$)
Outstanding as of 1 July 2015	250,817	$37.82
Cancelled	(140,265)	34.79
Expired	(8,000)	61.90

Outstanding as of 30 June 2016	102,552	$40.10

Exercisable as of 30 June 2016	85,552	$40.60

The following is a summary of activity related to stock options and warrants held by persons other than employees and directors during the year ended 30 June 2016:

	Number of Options and Warrants	Weighted Average Exercise Price (US$)
Outstanding as of 1 July 2015	105,000	$42.01
Issued	1,763,981	12.37
Expired	(75,000)	46.40

Outstanding as of 30 June 2016	1,793,981	$12.68

Exercisable as of 30 June 2016	1,793,981	$12.68

Notes to the Consolidated Financial Statements, Continued

(Unaudited preliminary results, amounts are subject to change)

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2016:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value (US$)
Unvested as of 1 July 2015	1,073,185	$28.83
Granted	623,973	4.48
Vested	(712,687)	23.17
Cancelled	(101,523)	35.66

Unvested as of 30 June 2016	882,948	$15.41

7.	Loss per Share

The Company’s net loss per share is as follows:

	Year Ended 30 June
	2016	2015
	(US$, in thousands, except share and per share data)
Numerator
Net loss	$(79,451)	$(90,849)
Deemed dividend on Series A Preferred Stock	(1,047)	—

Net loss attributable to common stockholders	$(80,498)	$(90,849)

Denominator
Weighted average number of shares used to compute basic loss per share	14,467,510	11,219,490
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted loss per share	14,467,510	11,219,490

Basic and diluted loss per share	$(5.56)	$(8.10)

Due to the Company’s net losses, participating securities (unvested shares of restricted stock) and non-participating securities (stock options and warrants) were excluded from the calculation of basic and diluted net loss per share. The impact of the potential conversion of 2016 Convertible Note was also excluded from the calculation of diluted net loss per share.

8.	Net Tangible Assets per Security

	30 June 2016		30 June 2015
Net tangible assets per share	US$	(4.30)	US$	(2.09)

9.	Audit Status

The financial statements are unaudited and are in the process of being audited.

JOHN RYAN
President and Chief Executive Officer

Date: 31 August 2016